Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Media	Investors
Tom Fitzgerald	Mike Salop
720-332-4374	720-332-8276
tom.fitzgerald@westernunion.com	mike.salop@westernunion.com

Western Union Announces Extension of Early Participation Period

Update to Exchange Offer Announced March 2, 2010

ENGLEWOOD, CO – March 16, 2010 – The Western Union Company (NYSE:WU) (the “company”) announced today that the early participation period in connection with its offer to exchange a portion of its outstanding 5.400% notes due 2011 (the “old notes”) for a new series of notes due April 1, 2020 (the “new notes”) originally scheduled to expire yesterday at 5:00 p.m., New York City time, has been extended through the expiration date. All other terms of the exchange offer remain unchanged.

As of 5:00 p.m., New York City time, on March 15, 2010, approximately $279 million aggregate principal amount of outstanding old notes had been validly tendered for exchange and can no longer be withdrawn. Accordingly, the condition that at least $250 million aggregate principal amount of the old notes be validly tendered for exchange and not validly withdrawn has been satisfied. As outlined in the company’s press release dated March 2, 2010, the company will only accept for exchange old notes in an aggregate principal amount up to $500 million on a pro rata basis among the tendering holders.

The total exchange price for the old notes and the coupon on the new notes will be calculated at 2:00 p.m., New York City time, on Thursday, March 25, 2010, assuming no extension of the price determination date. Holders of old notes no longer have the right to withdraw their tender of old notes, unless required by law. As stated above, the company has amended the terms of the exchange offer such that holders who validly tender their old notes and whose notes are accepted for exchange will receive the total exchange price including the early participation payment. The exchange offer will expire at 12:00 midnight, New York City time, on March 29, 2010, unless extended.

The exchange offer is only being made, and copies of the exchange offer documents are only being made available to, holders of old notes who have certified to the company in an eligibility letter as to certain matters, including their status as either “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act (collectively, “qualified holders”). Copies of the eligibility letter are available to qualified holders through the information agent, Global Bondholder Services Corporation, at 866-488-1500 or 212-430-3774. A confidential offering memorandum, dated March 2, 2010, is available to qualified holders.

Subject to applicable law, the company may amend, modify or waive the terms of the exchange offer or terminate the exchange offer.

The new notes have not been and will not be registered under the Securities Act or any state securities laws. Therefore, the new notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release shall not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities and is issued pursuant to Rule 135c under the Securities Act. The exchange offer is being made only pursuant to a confidential offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

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